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                                                                    Exhibit 23.5

(BEIJING G&D Real Estate Appraising Center CHINESE CHARACTERS)
Beijing G&D Real Estate Appraising Center



June 3, 2008
Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600, People's Republic of China

We hereby consent to the inclusion in the Registration Statement on Form F-l of Duoyuan Global Water Inc. for the registration of its ordinary shares represented by American depositary shares (together with any amendments thereto, the "REGISTRATION STATEMENT") of references to our firm and to our valuation report dated December 28, 2005 with respect to the appraisal of the fair value of the real property of Duoyuan Clean Water Technology Industries (China) Co., Ltd.

We also consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the "ACT"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act.

                          Sincerely,


                          G&D Real Estate Appraising Center
                          (G&D Real Estate Appraising Center CHINESE CHARACTERS)
                          By: /s/ Yun Jin
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